Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Inc. Reports Financial Results for Third Quarter of 2011

TORONTO, Nov. 9, 2011 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the third quarter ended September 30, 2011. All figures are in U.S. dollars.

Summary Financial Results
(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended September 30, 2011 (unaudited)	3 Months Ended September 30, 2010 (unaudited)	9 Months Ended September 30, 2011 (unaudited)	9 Months Ended September 30, 2010 (unaudited)
Net revenue	25,094	21,209	70,695	62,501
Income before provision for income taxes and change in fair value of forward exchange contracts	1,423	966	3,350	2,784
Net income (loss) for the period	(1,152)	1,083	141	880
Net earnings (loss) per common share	(0.02)	0.02	0.00	0.01
Net cash provided by operating activities	1,628	1,876	3,215	4,428

Summary of Revenues and Cost of Revenues
(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended September 30, 2011 (unaudited)	3 Months Ended September 30, 2010 (unaudited)	3 Months Ended September 30, 2011 (unaudited)	3 Months Ended September 30, 2010 (unaudited)
OpenSRS:
Domain Service	19,698	16,517	16,470	13,818
Email Service	636	578	74	97
Other services	1,212	1,086	433	417
Total OpenSRS services	21,546	18,181	16,977	14,332

YummyNames	1,785	1,249	179	180
Hover	1,358	1,147	495	380
Butterscotch	405	632	8	12

Network, other costs	-	-	1,193	1,088
Network, depreciation and amortization costs	-	-	183	306
Total revenue/cost of revenue	25,094	21,209	19,035	16,298

“The momentum of the first half of 2011 continued into the third quarter, which was highlighted by strong growth and solid cash flow from operations, as well as the acquisition of EPAG Domainservices,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.  “Revenue was up more than 18% year-over-year to a record $25.1 million, with meaningful growth across all key areas of our business.  The OpenSRS domain service had another solid quarter with 19% year-over-year growth in registrations and a third consecutive quarter of domain registrations in excess of 2 million.  YummyNames and Hover also had strong quarters as we continue to see the positive results of initiatives we have undertaken to grow those businesses.  Quarter after quarter, our financial performance underscores the consistency and reliability of our business, combined with our ability to achieve steady growth.  We remain well positioned to consistently generate cash flow from operations while introducing new services with minimal impact on operating expenses."

Net revenue for the third quarter of 2011 increased 18.3% to $25.1 million from $21.2 million for the third quarter of 2010.

Income before provision for income taxes and change in fair value of forward exchange contracts for the third quarter of 2011 increased by $0.5 million, or 47%, to $1.4 million from $966,000 for the third quarter of 2010.  Net loss for the third quarter of 2011 was $1.2 million, or $0.02 per share, primarily the result of the impact of the non-cash foreign exchange losses incurred on the fair value of forward exchange contracts. Net income for the third quarter of 2010 was $1.1 million, or $0.02 per share.

Deferred revenue at the end of the third quarter of 2011 was $68.9 million, an increase of 10.6% from $62.3 million at the end of the third quarter of 2010 and an increase of 3.1% from $66.8 million at the end of the second quarter of 2011.

Cash and cash equivalents at the end of the third quarter of 2011 were $4.7 million compared with $5.4 million at the end of the third quarter of 2010 and $4.3 million at the end of the second quarter of 2011.  Operating cash flow for the third quarter of 2011 was $1.6 million and the Company borrowed $2.5 million under its amended credit facility with Bank of Montreal to fund the acquisition of EPAG Domainservices GMBH ("EPAG") in July 2011.  In August 2011, the Company repaid $1.0 million of the EPAG loan and during the quarter repaid $320,000 of its previous outstanding balance on its credit facility.  In addition, the company invested $139,000 in acquiring property and equipment.  As of September 30, 2011, the Company had an amount payable of $1.6 million under its amended credit facility.

Conference Call

Tucows management will host a conference call today, Wednesday, November 9, 2011 at 5:00 p.m. (ET) to discuss the Company’s third quarter 2011 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 22092643 followed by the pound key.  The telephone replay will be available until Wednesday, November 16, 2011 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over eleven million domain names and millions of email boxes through a reseller network of over 12,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows Downloads.  More information can be found at http://tucowsinc.com.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results, our future growth and our ability to generate cash and return capital to shareholders.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information:

Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com